EXHIBIT 99.1

For Immediate Release

Behringer Harvard Opportunity REIT Declares Initial Distribution

DALLAS, July 6, 2006 — Behringer Harvard Opportunity REIT I, Inc. announced today that its board of directors has declared an initial distribution to current shareholders at a 2% annualized rate. Distributions will begin in the third quarter and will be paid monthly. Investors may choose to receive a cash distribution or purchase additional shares through the available distribution reinvestment program.

“We are pleased that the Fund has reached the growth milestone of making initial distributions to investors,” said Robert M. Behringer, chief executive officer of Behringer Harvard. “This logical step in the growth of the Fund will enhance our shareholder’s investment experience as we continue to pursue additional assets that fit the Fund’s investment strategy.”

Behringer Harvard Opportunity REIT I, Inc. intends to acquire commercial properties that have the potential to provide significant capital appreciation over the Fund’s targeted life, which is three to six years from the end of its initial offering period. Since its inception in the fourth quarter of 2005, the Fund has raised approximately $100 million in its public offering of common stock.

During the first quarter of 2006, Behringer Harvard Opportunity REIT I received a nomination as 2005 REIT of the Year by Real Estate Finance & Investment, a weekly commercial property and capital markets newsletter. The publication acknowledged the Fund as the first non-traded public REIT with both targeted short-term and opportunistic investment styles.

About Behringer Harvard

Behringer Harvard is an investment company that offers a diverse selection of real estate funds reflecting core, value-added and opportunistic investment strategies. Its publicly registered non-traded REITs and limited partnerships provide strategic opportunities for sellers of institutional-quality real estate as well as individual investors seeking to diversify their portfolios. The company’s finite-life programs, offered through the independent broker dealer community, generally feature a total return focus and the financial transparency of public securities. For more information, call toll-free 866.655.3600 or visit behringerharvard.com.

This release contains forward-looking statements relating to the business and financial outlook of Behringer Harvard Opportunity REIT I, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the

Risk Factors sections of the offering documents for the offering of equity of Behringer Harvard Opportunity REIT I, Inc. Forward-looking statements in this document speak only as of the date on which such statements were made and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Contacts

Katie Myers Richards/Gravelle katie_myers@richards.com 214.891.5842	Jason Mattox Executive Vice President Behringer Harvard jmattox@behringerharvard.com 866.655.3600	Barbara Marler Marketing Communications Manager Behringer Harvard bmarler@behringerharvard.com 469.341.2312

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